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                                                                    Exhibit 99.1

         ITI TECHNOLOGIES, INC. AND SLC TECHNOLOGIES, INC. CLOSE MERGER

ST. PAUL, Minn., and PORTLAND, Ore., May 2/PRNewswire/--

ITI Technologies, Inc. (Nasdaq: ITII - news) and SLC Technologies, Inc. announced today that the merger of the two companies was completed following approval of the merger this morning by ITI's shareholders. Concurrent with the closing of the merger, the name of the combined company was changed to Interlogix, Inc. The common stock of Interlogix, Inc. will continue to be traded on the Nasdaq National Market, but effective May 3, 2000, its stock will be traded under the Interlogix, Inc. name and the trading symbol ILXI.

The merger brings together two industry leaders with combined 1999 revenues of approximately $550 million and over 3,000 employees worldwide. Interlogix will benefit from both ITI's leadership in the North American market for wireless residential security systems and SLC's significant global position in the commercial and corporate enterprise markets. Interlogix will design, develop, manufacture and distribute components, software and systems that will deliver security, safety, convenience and lifestyle enhancements to consumers and businesses throughout the world.

Ken Boyda, CEO and President of Interlogix and former CEO and President of SLC, stated that, "Interlogix will be a technology leader with broad product offerings, integrated technological capabilities, and global presence necessary to lead the $10 billion industry that we currently serve. We intend to build upon the broad framework of ITI and SLC to expand product applications beyond conventional industry boundaries by bringing new product offerings in the key growth areas of digital communications, web enabled connectivity, and RFID asset tracking."

"There are strong synergies resulting from this merger, both in gaining new revenues as well as reducing costs," according to Tom Auth, Chairman of Interlogix and former CEO and President of ITI. "The complimentary product lines and geographic distribution of the former ITI and SLC make for a highly strategic merger that puts Interlogix in a strong technological and market leadership role in each of the segments it serves. Our conservatively leveraged capital structure will serve as a strong foundation for continued growth both organic and by acquisition."

Visit http://www.interlogixinc.com for more information about Interlogix, Inc. and its products.

This release may contain forward-looking statements about future business operations, financial performance, and market conditions. Such statements are subject to certain risks, uncertainties, and other factors that can affect the companies' businesses and cause actual results to differ materially from those contained in any forward-looking statements, including changing economic conditions, international trade and monetary factors described in ITI's
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annual and quarterly reports on Forms 10-K and 10-Q (copies of such reports may be obtained from the company or reviewed on the SEC EDGAR system at http://www.sec.gov).